EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 22, 2002, and July 22, 2002, respectively, on our reviews of interim consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three-month periods ended March 31, 2002 and 2001 and the three- and six-month periods ended June 30, 2002 and 2001, and included in the Company's Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, respectively, are incorporated by reference in the Company's Registration Statement on Form S-3, for the registration of 277,800 shares of the Company's common stock.








/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 14, 2002